Exhibit 23.9

Consent of Inland Press Association

We hereby consent to the inclusion of any data from the 2005 Inland Cost & Revenue Study in the Registration Statement on Form S-1 (Registration No. ; as amended) of GateHouse Media, Inc. We also consent to any reference to us as the source of such data.

DATED: June 29, 2007	INLAND PRESS ASSOCIATION

	By:	/s/ Ray Carlsen
Name: Ray Carlsen
Title: Executive Director